                                  EXHIBIT 12.1

                                                              Exhibit 12.1
                       RATIO OF EARNINGS TO FIXED CHARGES
                                     ($000)

                                                                                        YEAR ENDED DECEMBER 31,
                                                                         -----------------------------------------------------
                                                                           1992       1993       1994       1995       1996
                                                                         ---------  ---------  ---------  ---------  ---------
Pretax income from continuing operations...............................  $   7,736  $   7,958  $   9,325  $  12,438  $  17,007
Add: Fixed charges.....................................................        235        227        211        374        685
                                                                         ---------  ---------  ---------  ---------  ---------
Adjusted earnings......................................................      7,971      8,185      9,536     12,812     17,692
Fixed charges:
  Interest expense.....................................................        192        184        162        327        625
  Rental expense portion...............................................         94         43         49         47         60
                                                                         ---------  ---------  ---------  ---------  ---------
Total fixed charges....................................................  $     235  $     227  $     211  $     374  $     685
Ratio of earnings to fixed charges.....................................      33.92x     36.06x     45.19x     34.26x     25.83x